UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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EMC Corporation
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The following letter was mailed to EMC Corporation shareholders on or about April 8, 2015:
YOUR VOTE IS IMPORTANT - PLEASE VOTE YOUR SHARES TODAY!
Fellow Shareholders,

EMC’s Annual Meeting will take place on April 30, 2015. As the Independent Lead Director of EMC’s Board of Directors, I am writing to ask for your support by voting in accordance with the recommendations of your Board on all proposals. Specifically, your Board recommends you vote:

•	“FOR” the election of all director nominees (Proposal 1)

•	“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors
(Proposal 2)

•	“FOR” advisory approval of our executive compensation (Proposal 3)

•	“FOR” the Amended and Restated 2003 Stock Plan (Proposal 4)

•	“AGAINST” the shareholder proposal (Proposal 5)

Specifically regarding shareholder Proposal 5, which seeks to require that the Board appoint an independent Chairman, the Board believes this proposal is not in the best interests of shareholders or the Company. There are several reasons your Board and I recommend that you vote “AGAINST” this proposal, namely:

•
The EMC Board has established strong, independent oversight of the Company and management. The Board is composed of a significant majority of independent directors (10 of the 12 director nominees) and all key committees are 100% independent. Moreover, the Board has established a Lead Director role with robust responsibilities that provides significant independent leadership on the Board. Together, we believe we appropriately challenge management and demonstrate independent judgment in making important decisions for our Company.

•
The Board reviews EMC’s leadership structure on an annual basis, including whether the Chairman should be an independent director. Our current structure provides the Board with flexibility to exercise judgment, including consideration of shareholder feedback, and to determine the most effective form of leadership structure for the Company based on current market and business conditions.

•
After this year’s review, the Board determined that having Joe Tucci serve as the combined Chairman and CEO, overseen by an experienced, highly-independent Board, is critical at this time. The IT industry is experiencing one of the most disruptive periods in its history, and the pace of change is accelerating. Our current structure is needed to maintain strong alignment of the business with the Board’s central, strategic vision; to facilitate rapid responsiveness of the Board; and to enable clear, direct channels of feedback between business leaders and the Board.

THE BOARD RECOMMENDS A VOTE “AGAINST” PROPOSAL 5 AND “FOR” THE OTHER PROPOSALS

More information on why Proposal 5 is not in the best interests of you or the Company can be found on pages 36-37 of EMC’s Proxy Statement available at http://www.emc.com/collateral/other/2015-proxy-statement.pdf.

If you have already voted, thank you for your prompt response. For your convenience, a duplicate proxy card/voting instruction form and return envelope are enclosed. In the event two proxy cards/voting instruction forms relating to the same shares are received from you, the one with the latest date will be counted.

Your vote is important. Thank you for your continued support of EMC.

Sincerely,
William D. Green
Independent Lead Director